 AutoZone's 3rd Quarter Highlights- Fiscal 2002

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	12 Weeks Ended May 4, 2002	12 Weeks Ended May 5, 2001	36 Weeks Ended May 4, 2002	36 Weeks Ended May 5, 2001

Net sales	$1,224,810	$1,139,957	$3,482,173	$3,177,522
Cost of goods sold	682,826	657,379	1,949,153	1,852,046
Gross profit	541,984	482,578	1,533,020	1,325,476
Operating expenses	359,551	349,512	1,073,934	1,004,362
Restructuring and impairment charges	---	5,200	---	5,200
Operating profit	182,433	127,866	459,086	315,914
Interest expense,net	17,419	23,841	55,124	72,365
Income before taxes	165,014	104,025	403,962	243,549
Taxes	62,700	40,500	153,800	94,500
Net income	$102,314	$63,525	$250,162	$149,049
Net income per share:
Basic	$0.98	$0.57	$2.35	$1.30
Diluted	$0.96	$0.56	$2.29	$1.30
Shares outstanding:
Basic	103,961	112,364	106,264	114,330
Diluted	106,644	113,037	109,015	114,861

Selected Balance Sheet Information
(in thousands)

	May 4, 2002	May 5, 2001	August 25, 2001

Merchandise inventories	$1,291,189	$1,214,942	$1,242,896
Current assets	1,371,977	1,293,616	1,328,511
Property and equipment, net	1,691,593	1,770,310	1,710,443
Total assets	3,444,247	3,447,166	3,432,512
Accounts payable	932,106	782,007	945,666
Current liabilities	1,348,016	1,111,821	1,266,654
Stockholders' equity	774,915	889,646	866,213
Debt	1,251,134	1,392,729	1,225,402
Working capital	23,961	181,795	61,857

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended May 4, 2002	12 Weeks Ended May 5, 2001	36 Weeks Ended May 4, 2002	36 Weeks Ended May 5, 2001

Depreciation and amortization	$26,404	$30,451	$82,497	$91,694
Capital spending	$41,223	$44,234	$81,845	$137,305
Cash flow before share repurchases	$244,039	$184,194	$386,710	$118,798
Share repurchases	$243,231	$56,878	$412,442	$261,590

Other Selected Financial Information
(in thousands)

	May 4, 2002	May 5, 2001	August 25, 2001

Cumulative share repurchases ($):
On balance sheet	$1,649,182	$1,132,504	$1,236,733
Forward contracts	108,789	130,765	131,092
Total	$1,757,971	$1,263,269	$1,367,825

Cumulative share repurchases (shares):
On balance sheet	55,421	42,953	47,162
Forward contracts	1,999	5,761	3,894
Total	57,420	48,714	51,056

Shares outstanding, end of quarter	102,979	111,861	109,408